Exhibit 99.1

FOR IMMEDIATE RELEASE

EGAN-JONES PROXY SERVICES JOINS GLASS LEWIS IN RECOMMENDING THAT WHLR SHAREHOLDERS VOTE “FOR” THE COMPANY’S NOMINEES ON THE WHITE PROXY CARD

Virginia Beach, VA – December 17, 2019 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers, today announced that Egan-Jones Proxy Services, along with prominent independent proxy advisory firm, Glass Lewis, has issued its recommendation for shareholders to vote FOR THE COMPANY’S NOMINEES on its WHITE proxy card.

Egan-Jones has identified that WHLR is on course and taking the correct steps to strengthen its financial position with its existing management team and Board who possess the right mix of qualifications, expertise and experience to implement and accomplish the stated goal of returning shareholder value. Egan-Jones also stated that Stilwell has not produced a comprehensive plan that would compel them to support Stilwell’s claims against WHLR.

The analysis and evaluation excerpt from the Egan-Jones report is as follows:

“Based on our review of publicly available information, we believe that voting FOR the management nominees is in the best interest of the Company and its shareholders. In arriving at that conclusion, we have considered the following factors:

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In our view, the management and Board is in the right track of executing strategies to strengthen the Company’s financial position, in terms of reducing its debt ratio through the liquidation of its non-core assets, improving capital allocation and delivering positive total shareholder returns. We believe that these factors clearly translate the incumbent management and Board’s intent to maximize shareholder value in the long-run.

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We believe that the management’s slate possesses the right mix of qualifications, expertise and experience to implement and accomplish the Company’s goal and strategies to boost value creation for the shareholders.

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We are not convinced that Stillwell has a comprehensive plan for the Company, in the event that their nominees will be elected to the Board. As such, there is no compelling reason to support their claims against the Company for the time being, due to lack of blueprint for the betterment of the Company and its shareholders.”

The WHLR Board reminds shareholders that every vote is extremely important regardless of how many shares are owned and unanimously recommends that all shareholders vote “FOR” all of WHLR’s highly qualified director nominees on the WHITE proxy card and discard any green proxy card that you may have received from Stilwell.

Any shareholders that have already voted on Stilwell’s green proxy card, have every right to change their votes by voting a new WHITE Proxy Card. Only the last dated proxy card will count.

Shareholders are reminded that they can vote by Internet, telephone or by signing and dating the WHITE Proxy Card and mailing it in the postage paid envelope provided. Additional information regarding the proxy contest is available at https://ir.whlr.us/proxy-materials.

Shareholders with questions or needing additional assistance should contact WHLR’s proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or at (212) 929-5500 or via email to proxy@mackenziepartners.com.

ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive, risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers. For additional information about the Company, please visit: www.whlr.us.

FORWARD-LOOKING STATEMENTS
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding ability to produce income from grocery-anchored retail properties, its ability to execute on its operating plan and its ability to create long-term value for shareholders are forward-looking statements are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release.

Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

IMPORTANT ADDITIONAL INFORMATION
The Company, its directors, director nominees, and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”). The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identities of the Company’s directors and executive officers, and their direct or indirect interests, by security holdings or otherwise, are set forth in the proxy statement and other materials filed with the SEC in connection with the 2019 Annual Meeting. Stockholders can obtain the proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. These documents are also available at no charge in the “SEC Filings” or “Proxy Materials” sections of the Company’s website at www.whlr.us.

CONTACT
Mary Jensen – Investor Relations
(757) 627-9088
mjensen@whlr.us